Exhibit 26(r)(xix)
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that I, a Senior Vice President, Corporate Counsel Group Vice President-Compliance and Secretary of Western Reserve Life Assurance Co. of Ohio, an Ohio corporation, do hereby appoint KAREN EPP, my true and lawful attorney-in-fact, for me and in my name, place and stead to execute and file any instrument or document to be filed as part of or in connection with or in any way related to the Registration Statements and any and all amendments thereto, filed by said Company under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended, in connection with the registration of the variable contracts listed below, and to have full power and authority to do or cause to be done in my name, place and stead each and every act and thing necessary to appropriate in order to effectuate the same, as fully to all intents and purposes I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.

Separate Account Name	Product Name	SEC 1933 File Number
WRL Series Life Corporate Account	Advantage IV	333-57681
IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of April, 2008.

William H. Geiger, Senior Vice President,
Corporate Counsel Group Vice President-Compliance